Exhibit 10.1

ARS PHARMACEUTICALS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

BRIAN T. DORSEY

This Executive Employment Agreement (this “Agreement”) is made and entered into effective as of October 1, 2018 (the “Effective Date”), by and between Brian T. Dorsey (“Executive”) and ARS Pharmaceuticals, Inc. (the “Company”).

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company’s Senior Vice President of Operations and Project Management (“SVP”), reporting to the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts, on a part-time (approximately 35%) basis, to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities all in conformity with the Company’s policies applicable to senior executives and general employment policies. Company agrees and acknowledges that the amount of time devoted to Executive’s duties as a part-time employee may fluctuate in any given period of time, but is intended to reflect approximately 35% of Executives time over the course of a twelve month period. Executive’s employment will begin on or around October 1, 2018, at a date mutually agreeable to Executive and the Company and, the actual first day of employment shall be referred to as Executive’s “Start Date”.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position and such other duties as are assigned to Executive by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”). Executive’s primary office location shall be the Company’s office located in San Diego, California, and Executive will travel as reasonably required by the Company for business purposes. Notwithstanding, Executive may perform his duties both in and outside the office, and during or outside of regular business hours, as may be convenient.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company and applicable California law, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Base Salary. Executive shall receive a base salary at the annual rate of $100,000, less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. The Company will pay your salary semi-monthly.

2.2 Incentive Compensation. Subject to Board approval, the Company intends to establish an annual incentive compensation plan. Once established, the details of the annual incentive compensation plan, including the applicable terms and conditions of such plan and Executive’s eligibility to participate in such plan, will be provided to Executive.

2.3 Equity Grant. Subject to approval of the Board, the Company will grant to Executive an option (the “Options”) to purchase 120,000 shares of the Company’s Common Stock pursuant to the Company’s 2018 Equity Incentive Plan. The Options shall vest in equal monthly installments over the following three years commencing with the first monthly anniversary of your Start Date and the remainder vesting in 35 additional monthly installments.

3. Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. Currently, company benefits for healthcare and other insurance require employment at a 50% or greater level. Bonus and other incentive benefits are considered based on the percentage of time devoted to the company.

4. Expenses. The Company shall pay or reimburse Executive, on a monthly basis, for reasonable travel, entertainment, promotional and other expenses incurred by Executive in the performance of his business-related obligations under this Agreement (collectively “Expenses”). To be eligible for reimbursement of any Expenses under this Agreement, Executive must submit timely detailed expense reports, receipts or other satisfactory evidence of payment for appropriate review within 30 days of incurring such expense. The Company shall reimburse Executive promptly, but in no event later than thirty (30) days after Executive submits an expense report in accordance with the preceding sentence.

5. Confidential Information Obligations.

5.1 Confidential Information Agreement. As a condition of employment, and in consideration for the benefits provided for in this Agreement, Executive agrees to continue to abide by the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) that he previously executed. In addition, Executive agrees to abide by the Company’s policies and procedures, as may be modified from time to time within the Company’s discretion.

5.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

6. Outside Activities and Non-Competition During Employment.

6.1 Outside Activities. Company agrees and acknowledges that Executive shall be a part-time employee of Company as set forth herein and shall, subject to the restrictions set forth in the Confidential Information Agreement and Section 6.2 hereof, be free to engage in other types of business or public activities (including, without limitation, independent consulting, part-time employment, and serving as a scientific advisor and/or member of or observer to a corporate board of directors).

6.2 Non-Competition During Employment. Throughout Executive’s employment with the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, employee, or independent consultant of or to any person or entity engaged in the business of drug development in the field of Nasal Products.

7. Termination of Employment

7.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

7.2 Termination Without Cause or Resignation for Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 8 below, and remains in compliance with the terms of this Agreement and the Confidential Information Agreement, the Company shall provide Executive with the following “Severance Benefits”:

7.2.1 Severance Payments. Following the initial twelve (12) month cliff period, severance pay in the form of continuation of Executive’s final base salary for a period of three (3) months following termination, subject to required payroll deductions and tax withholdings (the “Severance Payments”). Subject to Section 9 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first administratively practicable payroll date following the Release Effective Date. For such purposes, Executive’s final base salary will be calculated prior to giving effect to any reduction in base salary that would give rise to Executive’s right to resign for Good Reason.

7.2.2 Health Care Continuation Coverage Payments.

(i) COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending three (3) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(ii) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

7.3 Termination for Cause; Resignation Without Good Reason; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits listed in Section 7.2 above, if (i) the Company terminates Executive’s employment for Cause, (ii) Executive resigns Executive’s employment without Good Reason, or (iii) Executive’s employment terminates due to Executive’s death or disability. Furthermore, Executive will not be eligible for, or entitled to, any severance benefits listed in Section 7.2.1 or Section 7.2.3 above if Executive’s employment terminates for any reason prior to the first year anniversary of the Effective Date.

8. Conditions to Receipt of Severance Benefits. To be eligible for the Severance Benefits pursuant to Section 7.2 above, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits will be provided hereunder prior to the Release Effective Date. Accordingly, if Executive refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

9. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

10. Definitions.

10.1 Cause. For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of guilty or nolo contendere to any felony or any crime of moral turpitude; (ii) Executive’s continued failure or refusal to follow lawful instructions of the Board or lawful policies and regulations of the Company; (iii) Executive’s continued failure to faithfully and diligently perform the assigned duties of Executive’s employment with the Company; (iv) Executive’s violation of a fiduciary duty or duty or loyalty owed to the Company or its affiliates; (v) unprofessional, unethical, immoral or fraudulent conduct by Executive that materially discredits the Company or its affiliates, or is materially detrimental to the reputation, character and standing of the Company or its affiliates; or (vi) Executive’s material breach of this Agreement, the Confidential Information Agreement, or any written Company policies. An event described in Section 10.1(ii) through Section 10.1(vi) herein shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within 30 calendar days from such written notice; provided, however, that such 30 calendar day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

10.2 Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (i) a material reduction in Executive’s base salary, unless pursuant to a salary reduction program applicable generally to the Company’s senior executives; or (ii) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) or reporting line shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties. In order for Executive to resign for Good Reason, each of the following requirements must be met: (iii) Executive must provide written notice to the Board within 30 calendar days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (iv) Executive must allow the Board at least 30 calendar days from receipt of such written notice to cure such event, (v) such event is not reasonably cured within such 30 calendar day period (the “Cure Period”), and (vi) Executive must resign from all positions Executive then holds with the Company and its affiliates not later than 30 calendar days after the expiration of the Cure Period.

11. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which will be provided to Executive upon request. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. In any such arbitration, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. In the event of any such arbitration, the arbitrator shall (as opposed to may) award the prevailing party his or its costs of arbitration including but not limited to reasonable attorney’s fees; arbitration forum and arbitrator fees; travel expenses; expert fees and such other usual and customary costs incurred in an arbitration.

12. General Provisions.

12.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

12.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

12.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.4 Complete Agreement. This Agreement, together with the Confidential Information Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other agreements or promises made to Executive by anyone concerning Executive’s employment terms, compensation or benefits, whether oral or written. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Board, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

12.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

12.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

12.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

12.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

12.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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IN WITNESS WHEREOF, this Agreement shall be effective as of the Effective Date.

ARS PHARMACEUTICALS, INC.

By:	/s/ Richard Lowenthal
Richard Lowenthal
Chief Executive Officer

EXECUTIVE

/s/ Brian Dorsey
Brian Dorsey

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